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Filed pursuant to Rule 433
under the Securities Act of 1933
Registration Statement No. 333-147785

Issuer Free Writing Prospectus,
dated as of December 5, 2007

Transocean Inc.

$2,000,000,000 1.625% Series A Convertible Senior Notes Due 2037
$2,000,000,000 1.50% Series B Convertible Senior Notes Due 2037
$2,000,000,000 1.50% Series C Convertible Senior Notes Due 2037

Issuer:	Transocean Inc. ("Transocean") (NYSE: RIG)
Title of securities:
1.625% Series A Convertible Senior Notes Due 2037 ("Series A Notes")
1.50% Series B Convertible Senior Notes Due 2037 ("Series B Notes")
1.50% Series C Convertible Senior Notes Due 2037 ("Series C Notes," and collectively with the Series A Notes and Series B Notes, the "Notes")
Aggregate principal amount offered:	Series A Notes—$2,000,000,000 principal amount Series B Notes—$2,000,000,000 principal amount Series C Notes—$2,000,000,000 principal amount
Offering price:	100% of principal amount plus accrued interest, if any, from December 11, 2007
Gross spread:	1.00%
Over-allotment option:	Series A Notes—$200,000,000 principal amount Series B Notes—$200,000,000 principal amount Series C Notes—$200,000,000 principal amount
Annual interest rate:	Series A Notes—1.625% Series B Notes—1.50% Series C Notes—1.50%
Reference Price:	$127.25, the last reported sale price per share of Transocean ordinary shares on NYSE on December 5, 2007
Conversion premium:	Approximately 32.50% of the Reference Price (all Series)
Initial conversion price:	Approximately $168.61 per ordinary share (all Series)
Initial conversion rate:	5.9310 ordinary shares per $1,000 principal amount of Notes (all Series)
Interest payment dates:	June 15 and December 15 of each year, commencing on June 15, 2008
Maturity date:	December 15, 2037
Call dates:
Series A Notes—Non-callable until December 20, 2010
Series B Notes—Non-callable until December 20, 2011
Series C Notes—Non-callable until December 20, 2012
Callable at any time after call date for 100% of principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Put dates:
Series A Notes—December 15, 2010, December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032
Series B Notes—December 15, 2011, December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032
Series C Notes—December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032
Repurchase price is 100% of principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.
Repurchase at the Option of the Holder upon a Fundamental Change:
Upon a fundamental change the holders may require the Issuer to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.
Ranking:	The Notes will be general senior unsecured obligations of Transocean.
Concurrent Offering
Transocean priced on December 4, 2007 an offering of $2.5 billion aggregate principal amount of senior notes, consisting of $500 million of 5.25% senior notes due 2013, $1 billion of 6.00% senior notes due 2018, and $1 billion of 6.80% senior notes due 2038. The delivery of the Notes is not conditioned on the offering of the senior notes.
Use of proceeds:
Transocean intends to use the estimated $5.94 billion of net proceeds from this offering, together with the estimated aggregate net proceeds of $2.47 billion from the proposed concurrent senior notes offering and $1.5 billion of borrowings under its $1.5 billion 364-day revolving credit facility, to repay a portion of the outstanding borrowings under Transocean's $15.0 billion bridge loan facility that were incurred to fund cash payments to shareholders in connection with Transocean's recently completed reclassification of its ordinary shares and merger with GlobalSantaFe Corporation, reducing the balance of those borrowings by $9.91 billion.
Listing:	None
Trade date:	December 5, 2007
Settlement date:	December 11, 2007
CUSIP:	Series A Notes: 893830 AU3 Series B Notes: 893830 AV1 Series C Notes: 893830 AW9
ISIN NUMBER:	Series A Notes: US893830AU32 Series B Notes: US893830AV15 Series C Notes: US893830AW97

Joint Bookrunners:	Series A Notes—Goldman, Sachs & Co.; Lehman Brothers Inc.; Citigroup Global Capital Markets
Series B Notes—Goldman, Sachs & Co.; Lehman Brothers Inc.; Credit Suisse Securities (USA) LLC
Series C Notes—Goldman, Sachs & Co.; Lehman Brothers Inc.; Citigroup Global Capital Markets
Joint Lead Managers:	Series A Notes—JPMorgan Securities Inc.; Credit Suisse Securities (USA) LLC; UBS Securities LLC
Series B Notes—JPMorgan Securities Inc.; Calyon Securities (USA) Inc.; UBS Securities LLC
Series C Notes—Fortis Securities LLC; UBS Securities LLC; Wells Fargo Securities, LLC
Co-Managers	Series A Notes—BNY Capital Markets, Inc.; Calyon Securities (USA) Inc.; DnB NOR Markets, Inc.; Fifth Third Securities, Inc.; Mitsubishi UFJ Securities; Morgan Stanley & Co. Incorporated
Series B Notes—Citigroup Global Capital Markets; Mitsubishi UFJ Securities
Series C Notes—Calyon Securities (USA) Inc.; Credit Suisse Securities (USA) LLC; DnB NOR Markets, Inc.; Greenwich Capital Markets, Inc.; HSBC Securities (USA) Inc.; Scotia Capital (USA) Inc.
Adjustment to conversion rate upon fundamental changes:
The following tables set forth the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the Series A Notes, Series B Notes and Series C Notes, respectively, in the event of a fundamental change as described in the Preliminary Prospectus Supplement, based on the share price and effective date of the fundamental change

Series A Notes

	Share Price
Effective Date	$127.25	$130.00	$135.00	$145.00	$155.00	$168.61	$185.00	$200.00	$250.00	$300.00	$400.0	$500.00
December 11, 2007	1.9275	1.8237	1.6421	1.3371	1.0954	0.8440	0.6276	0.4873	0.2399	0.1435	0.0746	0.0475
June 15, 2008	1.9275	1.8192	1.6283	1.3085	1.0566	0.7971	0.5773	0.4379	0.2029	0.1188	0.0628	0.0408
December 15, 2008	1.9061	1.7854	1.5855	1.2521	0.9916	0.7268	0.5076	0.3727	0.1598	0.0920	0.0503	0.0333
June 15, 2009	1.8697	1.7422	1.5313	1.1809	0.9099	0.6395	0.4231	0.2959	0.1141	0.0657	0.0379	0.0256
December 15, 2009	1.8416	1.7043	1.4770	1.1004	0.8125	0.5331	0.3215	0.2067	0.0689	0.0418	0.0260	0.0178
June 15, 2010	1.8424	1.6900	1.4358	1.0113	0.6896	0.3916	0.1910	0.1014	0.0296	0.0211	0.0139	0.0096
December 20, 2010	1.9275	1.7613	1.4764	0.9656	0.5206	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Series B Notes

	Share Price
Effective Date	$127.25	$130.00	$135.00	$145.00	$155.00	$168.61	$185.00	$200.00	$250.00	$300.00	$400.00	$500.00
December 11, 2007	1.9275	1.8326	1.6665	1.3855	1.1601	0.9214	0.7101	0.5684	0.3005	0.1829	0.0902	0.0538
June 15, 2008	1.9275	1.8332	1.6602	1.3683	1.1353	0.8900	0.6752	0.5330	0.2711	0.1616	0.0794	0.0480
December 15, 2008	1.9141	1.8064	1.6275	1.3269	1.0882	0.8392	0.6240	0.4839	0.2348	0.1368	0.0675	0.0414
June 15, 2009	1.8816	1.7698	1.5845	1.2743	1.0298	0.7775	0.5632	0.4267	0.1948	0.1109	0.0555	0.0347
December 15, 2009	1.8508	1.7338	1.5400	1.2170	0.9646	0.7078	0.4946	0.3628	0.1528	0.0851	0.0441	0.0282
June 15, 2010	1.8271	1.7028	1.4973	1.1560	0.8920	0.6283	0.4163	0.2910	0.1095	0.0605	0.0332	0.0217
December 15, 2010	1.8136	1.6788	1.4558	1.0867	0.8045	0.5300	0.3208	0.2063	0.0660	0.0380	0.0227	0.0152
June 15, 2011	1.8257	1.6749	1.4238	1.0052	0.6883	0.3940	0.1939	0.1029	0.0276	0.0190	0.0123	0.0083
December 20, 2011	1.9275	1.7613	1.4764	0.9656	0.5206	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Series C Notes

	Share Price
Effective Date	$127.25	$130.00	$135.00	$145.00	$155.00	$168.61	$185.00	$200.00	$250.00	$300.00	$400.00	$500.00
December 11, 2007	1.9275	1.8396	1.6844	1.4205	1.2071	0.9786	0.7729	0.6322	0.3548	0.2239	0.1124	0.0664
June 15, 2008	1.9275	1.8417	1.6810	1.4086	1.1892	0.9553	0.7464	0.6047	0.3306	0.2053	0.1023	0.0608
December 15, 2008	1.9173	1.8182	1.6534	1.3748	1.1514	0.9147	0.7053	0.5650	0.2994	0.1827	0.0905	0.0541
June 15, 2009	1.8878	1.7860	1.6169	1.3320	1.1048	0.8660	0.6571	0.5189	0.2649	0.1585	0.0783	0.0473
December 15, 2009	1.8594	1.7543	1.5798	1.2870	1.0549	0.8132	0.6046	0.4691	0.2284	0.1338	0.0664	0.0407
June 15, 2010	1.8357	1.7262	1.5448	1.2413	1.0026	0.7566	0.5480	0.4154	0.1904	0.1089	0.0548	0.0342
December 15, 2010	1.8160	1.7007	1.5100	1.1925	0.9447	0.6929	0.4842	0.3554	0.1503	0.0841	0.0436	0.0279
June 15, 2011	1.8007	1.6778	1.4748	1.1380	0.8777	0.6181	0.4097	0.2865	0.1083	0.0600	0.0329	0.0215
December 15, 2011	1.7951	1.6614	1.4403	1.0745	0.7952	0.5239	0.3174	0.2043	0.0657	0.0378	0.0226	0.0150
June 15, 2012	1.8158	1.6656	1.4154	0.9987	0.6835	0.3910	0.1925	0.1023	0.0275	0.0188	0.0121	0.0081
December 20, 2012	1.9275	1.7613	1.4764	0.9656	0.5206	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact share prices and effective dates may not be set forth on the tables, in which case:

  •
  if the share price is between two share prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower share prices and two effective dates, as applicable, based on a 365-day year;

  •
  if the share price is in excess of $500.00 per share, subject to adjustment, no additional shares will be added to the conversion rate; and

  •
  if the share price is less than $127.25 per share, subject to adjustment, no additional shares will be added to the conversion rate.

        Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a Note exceed 7.8585 per $1,000 principal amount of Notes (equivalent to a conversion price of $127.25), subject to adjustment in the same manner as the conversion rate.

        This communication is intended for the sole use of the person to whom it is provided by the sender.

        The issuer has filed a registration statement (including a prospectus and prospectus supplements) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus and prospectus supplements relating to the offering may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (1-866-471-2526) or Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717 (1-888-603-5847).

        The information in this term sheet supplements the Issuer's Preliminary Prospectus Supplement, dated December 3, 2007. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

        A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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Transocean Inc. $2,000,000,000 1.625% Series A Convertible Senior Notes Due 2037 $2,000,000,000 1.50% Series B Convertible Senior Notes Due 2037 $2,000,000,000 1.50% Series C Convertible Senior Notes Due 2037